Exhibit 16(c)(xviii) Intersnack Group GmbH & Co. KG Projekt Go West – Net income Utz Brands, Inc. Düsseldorf, 13 February 2026 1

General comments

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Basis for net income projections

- "Consensus estimates" from financial analysts - e.g. presented by Capital IQ or FactSet - for 2026 and 2027 available
- Only selected P&L items presented – e.g. **Adjusted Net Income**
- For following periods, extrapolation based on own assumptions required

Adjustments

- "Reported Financial Measures" are substantially below "**Non-GAAP Financial Measures**" due to adjustments
- Reconciliations for selected KPIs (Gross Profit, Net income/loss and EBITDA) are requested by SEC and presented in the financial reporting
- Adjustments to EBITDA and Net Income were as follows in FYs 2022 to 2025:

USDm	2022	2023	2024	2025
EBITDA - reported	92	99	183	123
Adjustments	79	88	17	94
Adjusted EBITDA	171	187	200	217
Net Income (incl. NCI) - Reported	(14)	(40)	31	(8)
Adjustments	92	121	80	125
Adjusted Net Income (incl. NCI)	78	81	110	117

- Further adjustment analyses required to obtain more clarity regarding nature and to conclude on consideration in transaction context (esp. for future valuation of business)

Noncontrolling Interests

- Utz Brands group financial statements show **large portion of Noncontrolling Interests** ("NCI")
- The impact at equity and net income level was as follows at year end 2022 to 2025:

USDm	2022	2023	2024	2025
Total equity Utz Brands, Inc. Group	1.452	1.384	1.387	1.345
Thereof NCI	749	714	685	631
in %	51,6%	51,6%	49,4%	46,9%
Total net income Utz Brands, Inc. Group	(14)	(40)	31	(8)
Thereof NCI	(14)	(15)	15	(9)
in %	97,1%	37,8%	48,2%	110,4%

- The NCIs stem from 2020 business combination of **Utz Brands Holdings, LLC** ("UBH") with Collier Creek Holdings (SPAC) structured as an **Umbrella Partnership Corporation ("Up-C")** transaction – see following slide
- They relate to minority ownerships in UBH - UBH is fully consolidated in Utz Brands, Inc. group F/S

> Treatment of the minority ownerships (i.e. Common Company Units) to be discussed in Go West transaction including tax (e.g. **Tax Receivable Agreement** - "TRA") and corporate law issues

> In DCF/capitalized earnings business valuations minority participations are "deducted"

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Umbrella Partnership Corporation („Up-C“) structure Utz Bands - Illustrative Utz Brands uses an “Up-C” structure in which the public company holds an interest in an operating partnership, enabling pre-IPO owners to retain tax advantages after the IPO and tap capital markets funding at the same time Tax Receivables Agreement Post-IPO corporate structure (simplified) (“TRA”): • the 2020 business (2) Exchange right 1:1 combination triggered a Class A common Class V common (1) step-up in the tax basis of stock shares stock shares Utz Brands, exchanges of Common Company Units Voting No in Class A shares have the and economic economic same impact rights but voting rights • The NCI holders are Exchange (2) entitled to 85% of the right 1:1 Pre-IPO Utz Brands, Inc. respective tax savings Owners (“PubCo“, • The respective payments (Rice family represent an obligation of former SPAC) et al) Utz Brands • The year end 2024 TRA No voting obligation totaled $48.3m, but economic of which $24.4m from rights in UBH initial business Utz Brands Common combination and $23.9m Holdings, LLC Company from equity transactions (3) = “NCI“ at (“OpCo“/UBH) Units (no 2025 data yet Utz Brands available) level ➢ Debt like item in Notes: transaction (1) Publicly traded Operating (2) Exchange of Common Company Units for Class A shares with subsidiaries forfeiture of Class V shares in the same number (3) Treated as partnership under US tax laws 3 3 Dieses Dokument ist vertraulich und die Weitergabe und Verbreitung ist untersagt. 2026 I-ADVISE AG This document is CONFIDENTIAL and its circulation and use are RESTRICTED. 2025 I-ADVISE AG

Overview Net Income Utz Brands, Inc. before Go West

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Net income reconciliations (before Go West)							
					Est.	Est.	Est.
USDm	2022	2023	2024	2025	2026	2027	2028
Net sales	1.408,4	1.438,2	1.409,3	1.438,8	1.493,0	1.511,0	1.549,0
Net (loss) income - (incl. NCI)	(14,0)	(40,0)	30,7	(7,7)	16,7	24,7	36,7
Income Tax Expenses (Benefit) - reported	(23,9)	0,8	38,7	7,1	5,3	7,8	11,6
Net (loss) income before taxes - EBT	(37,9)	(39,2)	69,4	(0,6)	22,0	32,5	48,3
EBITDA unadjusted	92,2	98,7	182,9	122,7	152,5	161,5	175,5
EBITDA Adjustments [2]							
Certain Non-Cash Adjustments	11,3	50,7	21,9	26,8	27,7	27,7	27,7
Acquisition, Divestiture and Integration	45,8	8,6	(23,1)	22,8	13,5	13,5	13,5
Business Transformation Initiatives	22,1	31,0	28,1	65,4	36,7	36,7	36,7
Financing-Related Costs	0,3	0,2	0,4	1,6	0,6	0,6	0,6
Gain on remeasurement of warrant liability	(0,7)	(2,2)	(10,2)	(22,8)	-	-	-
EBITDA adjusted [1]	171,0	187,0	200,0	216,5	231,0	240,0	254,0
Other Adjustments							
Certain Non-Cash Adjustments	-	-	-	1,0	-	-	-
Deferred Financing Fees	1,9	1,6	3,2	1,4	2,0	2,0	2,0
Acquisition Step-Up Depreciation and Amortization	52,8	47,4	43,5	43,6	43,6	43,6	43,6
Total Adjustments (before taxes)	133,5	137,3	63,8	139,8	124,1	124,1	124,1
Adjusted EBT	95,6	98,1	133,2	139,2	146,1	156,6	172,4
Taxes on Earnings as Reported	23,9	(0,8)	(38,7)	(7,1)	(5,3)	(7,8)	(11,6)
Income Tax Adjustment (26 & 27: 24% tax rate)	(41,8)	(16,0)	15,8	(15,0)	(29,8)	(29,8)	(29,8)
Adjusted Taxes on Earnings	(17,9)	(16,8)	(22,9)	(22,1)	(35,1)	(37,6)	(41,4)
Adjusted Net Income (incl. NCI) [1]	77,7	81,3	110,3	117,1	111,0	119,0	131,0
KPIs							
Sales growth		*2,1%*	*-2,0%*	*-0,2%*	*3,8%*	*1,2%*	*2,5%*
EBITDA Margin adjusted	*12,1%*	*13,0%*	*14,2%*	*15,0%*	*15,5%*	*15,9%*	*16,4%*
EBITDA Margin unadjusted	*6,5%*	*6,9%*	*13,0%*	*8,5%*	*10,2%*	*10,7%*	*11,3%*
EBT margin adjusted	*6,8%*	*6,8%*	*9,5%*	*9,7%*	*9,8%*	*10,4%*	*11,1%*
EBT margin unadjusted	*-2,7%*	*-2,7%*	*4,9%*	*0,0%*	*1,5%*	*2,1%*	*3,1%*
Adjusted net income	*5,5%*	*5,7%*	*7,8%*	*8,1%*	*7,4%*	*7,9%*	*8,5%*

= indicative calculation I-ADVISE

1) Based on estimates BofA dated 12 February 2026

2) Estimates 2026 - 2028 based on average 2022 - 2025 except adjustment of warranty liability

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Net Income Utz Brands, Inc. 2026 et seq after Go West - Illustrative

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Net income reconciliations (after Go West)							
					Est.	Est.	Est.
USDm	2022	2023	2024	2025	2026	2027	2028
Net sales	1.408,4	1.438,2	1.409,3	1.438,8	1.493,0	1.511,0	1.549,0
Net (loss) income - (incl. NCI)	(14,0)	(40,0)	30,7	(7,7)	16,7	24,7	36,7
Income Tax Expenses (Benefit) - reported	(23,9)	0,8	38,7	7,1	5,3	7,8	11,6
Net (loss) income before taxes - EBT	(37,9)	(39,2)	69,4	(0,6)	22,0	32,5	48,3
Total Adjustments	133,5	137,3	63,8	139,8	124,1	124,1	124,1
Adjusted Taxes on Earnings	(17,9)	(16,8)	(22,9)	(22,1)	(35,1)	(37,6)	(41,4)
Adjusted Net Income (incl. NCI)	77,7	81,3	110,3	117,1	111,0	119,0	131,0
Adjustments "Go West impact"							
Fees and expenses related to Go West (advisors, underwriting etc.) pre tax					(85,0)	-	-
Cost savings delisting ("public costs" - assumed 10m p.a.) pre tax					5,0	10,0	10,0
Interest Expenses before "Go West"					21,4	41,6	41,6
Interest Expenses after Refinancing "Go West"					(37,0)	(73,0)	(68,0)
[...]					[...]	[...]	[...]
Total EBT Adjustments "Go West"					(95,6)	(21,4)	(16,4)
Tax Impact (24% tax rate)					22,9	5,1	3,9
Impact "Go West" after taxes					(72,7)	(16,3)	(12,5)
Adjusted Net Income (incl. NCI) post transaction - illustrative					38,3	102,7	118,5
Unadjusted Net Income (incl. NCI) post transaction - illustrative					(56,0)	8,4	24,2

- **Projected unadjusted Net Income** 2026 to 2028 as derived from BofA estimates of Utz "Stand alone" requires **Go West adjustments**
- The adjustments alongside are subject to modification during the upcoming process from changes in the structuring and similar of Go West
- Key Go West adjusting items relate to:
  - One off transaction fees as per BofA estimate comprising (i) sellside fees, (ii) costs for special committee, (iii) financing (underwriting) fees, (iv) legal, accounting and similar costs
  - Cost savings from taking Utz private
  - Refinancing with changes to interest expenses
  - Taxes on additional Go West adjustments

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Adjusted EBITDA & Net Income Utz Brands, Inc.

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USDm	Ref.	2022	2023	2024	2025
EBITDA Adjustments					
Certain Non-Cash Adjustments	1)	11,3	50,7	21,9	26,8
Acquisition, Divestiture and Integration	2)	45,8	8,6	(23,1)	22,8
Business Transformation Initiatives	3)	22,1	31,0	28,1	65,4
Financing-Related Costs		0,3	0,2	0,4	1,6
Gain remeasurement of warrant liability	4)	(0,7)	(2,2)	(10,2)	(22,8)
Other Adjustments					
Deferred Financing Fees		1,9	1,6	3,2	1,4
Certain Non-Cash Adjustments		-	-	-	1,0
Acquisition Step-Up Depreciation and Amortization	5)	52,8	47,4	43,5	43,6
Total Adjustments		**133,5**	**137,3**	**63,8**	**139,8**

General comments:

- The presentation of "**Non-GAAP Financial Measures**" is common in US financial reporting of public companies
- The **reconciliation to GAAP** numbers is compulsory as per SEC rules
- Items considered as "Adjustments" frequently include
  - stock-based options,
  - restructuring activities/measures,
  - write-offs from acquisitions/business combinations,
  - impairment issues,
  - legal disputes
- The presentation of adjusted numbers is aimed to present **ordinary results** - "ordinary" is subjective based on management's discretion and not defined
- To the extend factually pertaining to **non-recurring, non-operating and/or non-cash items**, the presentation of adjustments is meaningful
- In the following a description of the items for FY 2023 to 2025 is presented based on information available so far

1) "Certain Non-Cash Adjustments":
   - Share-based compensation for associates & directors and compensation expenses under the "2020 Omnibus Equity Incentive Plan" (2025: $15.6m, 2024: $17.6m, 2023: $15.5m)
   - Unrealised gains/losses from purchase commitments (2025: $10.6m, 2024: $4.3m, 2023: $4.2m)
   - Asset impairments and write-offs (2025: $0.6m, 2024: - , 2023: $31.0m of which $18.4m from sale of Bluffton plant and $12.6m from closure of two other plants)
2) "Acquisition, Divestiture and Integration":
   - Consulting, transaction and legal costs associated with acquisitions (2025: 22.8m, 2024: $20.9m, 2023: $9.7m)
   - Only 2024: Income from sale of Good Heath and R.W. Garcia brands, manufacturing facilities and certain operations to Our Home ($44.0m)
   - Only 2023: Income from change TRA liability ($1.1m)
3) "Business Transformation Initiatives":
   - Various items not individually quantified including (i) consultancy, professional, legal fees for specific initiatives & structural changes to the business not reflecting costs of normal business operations as per mgmt., (ii) gains/losses from sale of distribution rights, (iii) certain severance costs and (iv) transition costs for enterprise planning system
4) "Gain remeasurement of warrant liability":
   - Utz has issued public placement warrants accounted for as derivative liabilities; their remeasurement triggers gains or losses, as the case may be
   - The Warrants were fully exercised in 8/2025 in a cashless exchange resulting in the issuance of 1,307,873 shares of the Company's Class A Common Stock (at the time of exercise, the corresponding liability was extinguished, and the fair value of Warrants was recorded as an increase to equity)
5) "Acquisition Step-Up Depreciation and Amortization":
   - Most likely stemming from US-GAAP PPA in the context of 2020 business combination of UBH with Collier Creek Holdings

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